Kaltura, Inc. a Delaware corporation
(the “Company”)
Grant Letter
To the Participant, $grantee$, ID: $employeeid$
1.    You are hereby notified that on $grantdate$ the Board of Directors of the Company has resolved that you shall be granted $amount$ options, each to purchase one Common Stock par value of US$ 0.0001 of the Company at an exercise price per Common Stock of US $price$ (the "Options").
2.    The Options, shares resulting from their exercise (“Shares”) and any additional rights including share bonus that shall be distributed to you in connection with the Options (“Additional Rights”), shall be allocated on your behalf to the Trustee - the Employees Remuneration Trust Company (the “Trustee”).
3.    The Options, Shares and Additional Rights shall be allocated on your behalf to the Trustee under the provisions of the Capital Gains Tax Track and will be held by the Trustee for the period stated in Section 102 of the Income Tax Ordinance, 1961 and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (“Section 102”).
4.    The Options, Shares and Additional Rights are granted to you and allocated to the Trustee according to the provisions of Section 102, the 2007 Israeli Share Option Plan adopted by the Company (“Plan”) and the Trust Agreement signed between the Company and the Trustee attached herewith and made a part of this notice.
5.    Unless otherwise determined by the Administrator, all Options granted to you on this date shall, subject to your continued employment with or service to the Company or Affiliate, become vested and exercisable in accordance with the vesting schedule detailed below. The commencement date of your vesting schedule is $date$ (the “Commencement Date”).
(A)    1/4 of the Options shall vest on the first anniversary of the Commencement Date (the “First Anniversary”).
(B)    1/48 of the Options shall vest on each subsequent month following the First Anniversary.
(C)    In accordance with the above, all Options shall become fully vested by the fourth anniversary of the Commencement Date.
6.    The Options are granted to you on condition that you sign the Approval of the Participant as detailed below.

COMPANY	Date

APPROVAL OF THE PARTICIPANT:
I hereby agree that all the Options and Additional Rights granted to me, shall be allocated to the Trustee under provisions of the Capital Gains Tax Track and shall be held by the Trustee for the period stated in Section 102 and in accordance with the provisions of the Trust Agreement, or for a shorter period if an approval is received from the tax authorities.
I am aware of the fact that upon termination of my employment in the Company, I shall not have a right to the Options, except as specified in the Plan.
I hereby confirm that:
1.    I read the Plan and I understand and accept its terms and conditions. I am aware of the fact that the Company agrees to grant me the Options based on my confirmation;
2.    I understand the provisions of Section 102 and the applicable tax track of this grant of Options;
3.    I agree to the terms and conditions of the Trust Agreement;
4.    Subject to the provisions of Section 102, I confirm that I shall not sell nor transfer the Options, Shares or Additional Rights from the Trustee until the end of the Holding Period;
5.    If I shall sell or withdraw the shares from the Trust before the end of the Holding Period as defined in Section 102 (“Violation”), either (A) I shall reimburse the Company within three (3) business days of its demand for the employer portion of the payment by the Company to the National Insurance Institute plus linkage and interest in accordance with the law, as well as any other expense that the Company shall bear as a result of the said Violation (all such amounts defined as the “Payment”) or (B) I agree that the Company may, in its sole discretion, deduct such amounts directly from any monies to be paid to me as a result of my disposition of the Shares;
6.    I understand that this grant of Options is conditioned upon the receipt of all required approvals from the tax authorities; and
7.    I hereby confirm that I read this letter thoroughly, received all the clarifications and explanations I requested, I understand the contents of this letter and the obligations I undertake in signing it.

$grantee$
Name of Participant	Signature	Date

[PLEASE SIGN THE ATTACHED PROXY]
Irrevocable Proxy
TO VOTE SHARES OF Kaltura, Inc.
The undersigned (the “Holder”), as the beneficial holder of securities of Kaltura, Inc., a Delaware corporation (the “Company”), does hereby irrevocably appoint Ron Yekutiel, the Chief Executive Officer of the Company, or, in his absence, any other Representative shall be appointed by the Board of Directors of the Company in accordance with the Company's 2007 Israeli Share Option Plan (the “Attorney-In-Fact”), as a true and lawful attorney-in-fact, in the Holder’s place and stead, to act, as Holder’s proxy, including, without limitation, to vote and exercise all voting power and other rights, including, without limitation, any contractual rights and rights under applicable law (to the full extent that the Holder is entitled to do so), with respect to all matters arising in connection with any action affecting or relating to all of the shares of the Company which the Holder currently holds (the “Shares”) or other securities of the Company's capital stock which the Holder hereafter in the future may hold, actually or constructively, directly or indirectly, and any and all other shares or equity securities of the Company issued or issuable to the Holder in respect of the Shares, on or after the date hereof, including as a result of any change, by subdivision or combination in any manner of the Company’s capital stock or by the making of a share dividend on or after the date hereof (collectively, the “Securities”), including, without limitation, the right, on the Holder’s behalf and subject to any applicable law, to:
(i)    execute any agreement, waiver, amendment, consent or any other document, including, without limitation, any stockholders’ agreements and any amendment thereof, waivers of rights of first refusal, anti-dilution rights, rights to first offer, rights of co-sale, pre-emptive rights, bring-along rights and such other similar waivers, if and to the extent applicable, all in connection with the Shares;
(ii)    attend and to vote in all stockholders’ meetings of the Company (including the right to receive on behalf of the Holder materials/information provided to stockholders), or execute and deliver written consents pursuant to applicable law, with respect to the Shares, in the same manner and with the same effect as if the Holder was personally present at any such meeting or voting such Shares or personally acting on any matters submitted to the Company’s stockholders for approval or consent, giving and granting to said Attorney-In-Fact full power and authority to do and perform each and every act and thing whether necessary or desirable that may be done as its Attorney-In-Fact in relation to the Shares, other than to sell or transfer the Shares without the prior written consent of the Holder, provided, however, that no such consent shall be required, and the Attorney-In-Fact shall have the right to sell or transfer the Shares without the prior written consent of the Holder, in the event of a sale of Shares effectuated as a result of an exercise of a "bring along" provision, if any, or in the event of a Merger Transaction (as defined in the Company's 2007 Israeli Share Option Plan).
This Proxy is irrevocable as it may affect rights of third parties. This Proxy shall remain in effect until the completion of an initial public offering of the shares of the Company. The undersigned hereby ratifies and confirms all that said Attorney-In-Fact shall do or cause to be done by virtue of and in accordance with the terms and conditions of this Proxy. The Attorney-In-Fact shall not have or incur any liability whatsoever by reason of any act or omission of the Attorney-In-Fact, in accordance with this Proxy, whether based upon mistake of fact or law, error of judgment, negligence or otherwise, on condition only that the said acts or omissions are: (i) not in gross negligence; and/or (ii) not willful acts or omissions. The Shares beneficially owned by the undersigned as of the date of this Proxy are listed below. All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Power of Attorney and Proxy as of the date first set forth below.
The Optionee:

Name of Optionee: $grantee$	Date
The Trustee
The undersigned, as the registered holder of the Shares, hereby acknowledges, agrees and consents to and accept the terms and conditions of this Irrevocable Power of Attorney and Proxy.
By:__________________________________
Name:
Title
Date:

Kaltura, Inc.
2007 ISRAELI SHARE OPTION PLAN
1.    PURPOSE
The purpose of this Share Option Plan is to secure for Kaltura, Inc. and its shareholders the benefits arising from ownership of share capital by employees, officers, directors and consultants of the Company and its Affiliates (as defined below), who are expected to contribute to the Company’s future growth and success.
2.    DEFINITIONS
2.1    DEFINED TERMS
Initially capitalized terms, as used in this Plan, shall have the meaning ascribed thereto as set forth below:

“Administrator”	means the Board of Directors of the Company or a committee appointed by the Board. The committee shall consist of no less than two (2) members.

“Affiliate(s)”	means a present or future company that either (i) Controls Kaltura, Inc. or is Controlled by Kaltura, Inc.; or (ii) is Controlled by the same person or entity that Controls Kaltura, Inc.

“Allocate”or “Allocated”	with respect to Options, means the allocation of Options by the Company to the Trustee on behalf of a Participant.

“Board”	means, the Board of Directors of the Company.

“Cause”
means, when used in connection with the termination of a Participant's employment with, or services to the Company or an Affiliate, and forming the basis of such termination: any one of the following, including but not limited: dishonesty toward the Company or Affiliate, material insubordination, substantial malfeasance or nonfeasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or Affiliate, acting in a manner that is in direct or indirect competition with Company’s business;

“Commencement Date”
means the date of commencement of the vesting schedule with respect to a Grant of Options which, unless otherwise determined by the Administrator, shall be the date on which such Grant of Options shall be Allocated.

“Company”	means Kaltura, Inc., a company incorporated under the laws of the State of Delaware.

“Consultant”
means, any person (other than an Employee or a Director) who is engaged by the Company, a Subsidiary or an Affiliate to render consulting or advisory services to the Company or such Subsidiary or Affiliate.

“Control” or “Controlled”	shall have the meaning ascribed thereto in Section 102.

“Common Stock”	shall mean the Common Stock of the Company

“Director”	shall mean a director of the Company.

“Disability”
means total and permanent physical or mental impairment or sickness of a Participant, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate.

“Employee”	as defined under Section 102.

“Grant Letter”
means a letter from the Company or Affiliate to a Participant in which the Participant is notified of the decision to Grant to the Participant Options according to the terms of the Plan. The Grant Letter shall specify ((i) the Tax Track that the Company chose according to Section 11 of the Plan (if applicable); (ii) the Exercise Price; (iii) the number of Options Granted to the Participant; (iv) the Vesting schedule; and (v) the date of Grant.

“Grant of Options”	with respect to Options, means the grant of Options by the Company to a Participant pursuant to a Letter of Grant.

“Holding Period”
means with regard to Options Granted under Section 102, the period in which the Allocated Options granted to a Participant or, upon exercise thereof the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company selects.

“IPO”	means the initial public offering of shares of the Company and the listing of such shares for trading on any recognized stock exchange or over-the-counter or computerized securities trading system.

“Law”	means the laws of the State of Israel as are in effect from time to time.

“Notice of Exercise”	shall have the meaning set forth in Section 7.4 below.

“Option”	means an option to purchase one Share of the Company.

“Non-Qualified Participant”	means an Israeli resident who is not qualified to receive Options under the provisions of Section 102, on behalf of whom an Option is Granted pursuant to Section 3i.

“Non-Qualified Participant”	means an Israeli resident who is not qualified to receive Options under the provisions of Section 102, on behalf of whom an Option is Granted pursuant to Section 3i.

“Participant”	means an employee, officer or director of the Company or any Affiliate on behalf of whom an Option is Granted pursuant to the Plan.

“Plan” or “Option Plan”	means this Share Option Plan, as may be amended from time to time.

“Retirement”
means the termination of a Participant's employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by Law; or (ii) the age of retirement specified in the Participant’s employment agreement.

“Section 102”	means Section 102 of the Tax Ordinance.

“Section102 Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003

“Section 3(i)” or “Section 3(i) Rules”	means section 3(i) of the Israeli Tax Ordinance and the applicable rules thereto or under applicable regulations.

“Share(s)”	means a Common Stock of the Company, having a par value of US $0.0001.

“Subsidiary”	means a subsidiary of the Company.

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Tax Track”
means one of the three tax tracks described under Section 102, specifically: (1) the “Capital Gains Track Through a Trustee”; (2) “Income Tax Track Through a Trustee”; or (3) the “Income Tax Track Without a Trustee”; each as defined in Sections 11.1-11.3 of this Plan, respectively.

“Tax Provision”	means, with respect to the Grant of Options, the provisions of one of the three Tax Tracks in Section 102, or the provisions of Section 3i.

“Term of the Options”	means, with respect to Granted but unexercised Options, the time period set forth in Section 9 below.

“Trustee”	means a Trustee appointed by the Company to hold in trust, Allocated Options and the Underlying Shares issued upon exercise of such Options, on behalf of Participants.

“Underlying Shares”	means Shares issued or to be issued upon exercise of Granted Options all in accordance with the Plan.
2.2    GENERAL
Without derogating from the meanings ascribed to the capitalized terms above, all singular references in this Plan shall include the plural and vice versa, and reference to one gender shall include the other, unless otherwise required by the context.
3.    SHARES AVAILABLE FOR OPTIONS
The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be determined from time to time by the Board of Directors of the Company. Such number of Shares shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 4 below.
In the event that Options Allocated under the Plan expire or otherwise terminate in accordance with the provisions of the Plan, such expired or terminated Options shall become available for future Grants and Allocations under the Plan.
4.    ADJUSTMENTS
Subject to any required action by the shareholders of the Company, the number of Underlying Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan, and the per share exercise price of each such Option, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, combination, reclassification, the payment of a stock dividend on the Shares or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company without changing the aggregate exercise price, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.
The Administrator may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by any Option, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of its outstanding Shares, and in the event of the Company being consolidated with or merged into any other corporation.
5.    ADMINISTRATION OF THE PLAN
5.1    POWER
Subject to applicable law, the Certificate of Incorporation of the Company, and any resolution to the contrary by the Company’s Board of Directors, the Administrator is authorized, in its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan; including, without limitation:
(A)    to determine:
(i)    the Participants in the Plan, the number of Options to be Granted for each Participant’s benefit and the Exercise Price;
(ii)    the time or times at which Options shall be Granted;
(iii)    whether, to what extent, and under what circumstances an Option may be settled, canceled, forfeited, exchanged, or surrendered;
(iv)    any terms and conditions in addition to those specified in the Plan under which an Option may be Granted; and
(v)    any measures, and to take actions, as deemed necessary or advisable for the administration and implementation of the Plan.
(vi)    to grant Option to Participants who are foreign nationals or employed outside Israel and/or the United States, on such terms and conditions different from those specified in the Plan, as may, in the discretion of the Administrator, be necessary or desirable to further the purpose of the Plan
(B)    to interpret the provisions of the Plan and to take all actions resulting therefrom including without limitation;
(i)    subject to Section 7, to accelerate the date on which any Allocated Option under the Plan becomes exercisable;
(ii)    to waive or amend Plan provisions relating to exercise of Options, including exercise of Options after termination of employment, for any reason; and
(iii)    to amend any of the terms of the Plan, or any prior determinations of the Administrator;
5.2    LIMITATIONS
Notwithstanding the provisions of Section 5.1 above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of applicable Law, and no waiver or amendment with respect to the Plan shall have a material adverse affect on any Participant's rights in connection with any Granted Option under the Plan without receiving the consent of such Participant.
6.    GRANT AND ALLOCATION OF OPTIONS
6.1    CONDITIONS FOR GRANT OF OPTIONS
Options may be Granted at any time after:
(A)    the grant has been approved by the necessary corporate bodies of the Company; and
(B)    all other approvals, consents or requirements necessary by Law have been received or met.
6.2    ELIGIBILITY FOR OPTIONS
The Administrator may grant Options to any Employee, officer, Director, or Consultant of the Company and its Affiliates.
6.3    CONDITIONS FOR ALLOCATION OF OPTIONS
Options may be Allocated at any time after:
(A)    the Plan has been approved by the necessary corporate bodies of the Company; and
(B)    30 days after a request for approval of the Plan has been submitted for approval to the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance; and
(C)    all other approvals, consents or requirements necessary by Law have been received or met.
6.4    DATE OF GRANT OR ALLOCATION
(a)    The date on which Options shall be deemed Granted under the Plan shall be the date on which the Company shall notify the Participant in a Grant Letter that such Options have been Granted to the Participant or the date specified as the date of grant in the Grant Letter, if specified (“Date of Grant”).
(b)    The date on which Options shall be deemed Allocated under the Plan shall be the date on which the Company shall notify the Trustee that such Options have been Allocated in the name of the Trustee on behalf of a Participant; (“Date of Allocation”).
6.5    GRANT LETTERS
Any grant of Options to a Participant shall be made in a form of a Grant Letter and shall include a copy of the Plan. The receipt by a Participant of such Grant Letter shall be deemed a consent by such Participant that the Option is subject to all the terms and conditions of the Grant Letter and the Plan.
The Administrator may include in the Grant Letters any provision, which it deems necessary, in order to adjust the terms of the Grant of Options to applicable laws of the jurisdiction in which Participants reside.
7.    EXERCISE OF OPTIONS
7.1    EXERCISE PRICE
The Exercise Price per Underlying Share deliverable upon the exercise of an Option shall be determined by the Administrator. The Exercise Price shall be set forth in the Grant Letter.
7.2    VESTING SCHEDULE
Unless otherwise determined by the Administrator, all Options Granted on a certain date shall, subject to continued employment with or service to the Company or Affiliate by the Participant, become vested and exercisable in accordance with the vesting schedule as detailed in the Grant Letters.
7.3    MINIMUM EXERCISE
The Administrator may determine, in its sole discretion, a minimum number of Options to be exercised.
An Option may not be exercised for fractional shares.
The exercise of a portion of the Options Granted shall not cause the expiration, termination or cancellation of the remaining unexercised Options held by the Trustee on behalf of the Participant.
7.4    MANNER OF EXERCISE
An Option may be exercised by and upon the fulfillment of the following:
(A)    Notice of Exercise
The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee), of an exercise notice form as prescribed by the Administrator, including but not limited to: (i) the identity of the Participant, (ii) the number of Options to be exercised, and (iii) the Exercise Price to be paid (the “Notice of Exercise”).
(B)    Exercise Price
The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the Exercise Price with respect to all the Options exercised, as set forth in the Notice of Exercise.

(C)    Allocation of Shares
Upon the delivery of a duly signed Notice of Exercise and the payment to the Company of the Exercise Price with respect to all the Options specified therein, the Company shall issue the Underlying Shares to the Trustee (according to the applicable Holding Period) or to the Participant, as the case may be.
(D)    Expenses
All costs and expenses including broker fees and bank commissions, derived from the exercise of Options or Underlying Shares, shall be borne solely on the Participant.
8.    WAIVER OF OPTION RIGHTS
At any time prior to the expiration of any Granted (but unexercised) Option, a Participant may waive his rights to such Option by a written notice to the Company's principal office. Such notice shall specify the number of Options Granted, which the Participant waives, and shall be signed by the Participant.
Upon receipt by the Company of a notice of waiver of such rights, such Options shall expire and shall become available for future Grants and Allocations under the Plan.
9.    TERM OF THE OPTIONS
Unless earlier terminated pursuant to the provisions of this Plan, all Granted but unexercised Options shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 10 anniversary of the Commencement Date of such Options.
10.    TERMINATION OF EMPLOYMENT
10.1    TERMINATION OF EMPLOYMENT
If a Participant ceases to be an employee, director, officer or Consultant of the Company or Affiliate for any reason, (“Termination of Employment”) other than death, Retirement, Disability or Cause, then any vested but unexercised Options on the date of Termination of Employment (as shall be determined by the Company or Affiliate, in its sole discretion), Allocated on such Participant’s behalf (“Exercisable Options”) may be exercised, if not previously expired, not later than the earlier of (i) 90 days after Termination of Employment if such termination was initiated by the Company, and 30 days if initiated by the Participant ; or (ii) the Term of the Options.
The right of such Participant to exercise all other Options shall expire upon the date of Termination of Employment.
10.2    TERMINATION FOR CAUSE
In the event of Termination of Employment of a Participant for Cause, the Participant's right to exercise any unexercised Options, Granted to such Participant, whether vested or not on the date of Termination of Employment, shall cease as of such date of Termination of Employment, and the Options shall thereupon expire.
If subsequent to the Participant's Termination of Employment, but prior to the exercise of Options Granted to such Participant, the Administrator determines that either prior or subsequent to the Participant's Termination of Employment, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options Granted to such Participant shall immediately cease upon such determination and the Options shall thereupon expire.
The determination by the Administrator as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.
10.3    TERMINATION BY REASON RETIREMENT
In the event of Termination of Employment of a Participant by reason of Retirement, any vested but unexercised Options shall be exercisable by the Participant or his or her personal representative (as the case may be), until the earlier of (i) 12 months after the date of Termination of Employment; or (ii) the Term of the Options.
The right of the Participant to exercise all other Options shall expire upon the date of Termination of Employment.
10.4    TERMINATION BY REASON OF DEATH OR DISABILITY
In the event of Termination of Employment of a Participant by reason of death or Disability, all unvested options shall become vested and exercisable, in the case of death, by his or her estate, personal representative or beneficiary, or in the case of Disability, by the Participant or his or her personal representative (as the case may be), until the earlier of (i) 12 months after the date of Termination of Employment; or (ii) the Term of the Options.
10.5    EXCEPTIONS
In special circumstances, pertaining to the Termination of Employment of a certain Participant, the Administrator may in its discretion decide to extend any of the periods stated above in Sections 10.1-10.4.
10.6    TRANSFER OF EMPLOYMENT OR SERVICE
Subject to the receipt of appropriate approvals from the Israeli Tax Authorities, if applicable, a Participant’s right to Options or the exercise thereof that were Granted to him or her under this Plan, shall not be terminated or expired solely as a result of the fact that the Participant’s employment or service as an employee, officer, director or Consultant changes from the Company to an Affiliate or vice versa. Any and all tax consequence of such a transfer, if any, shall be solely borne by the Participant.
11.    OPTIONS AND TAX PROVISIONS

All Options under this Plan shall be Granted in accordance with one of the Tax Provisions as follows:
The Company shall Grant Options to Participants in accordance with the provisions of Section 102 and the Rules related to the Capital Gains Tax Track. Options that are Granted under Section 102 can only be granted to Participants, which are Employees and/or Directors of the Company and its Affiliates.
•    The Company shall Grant Options to Non-Qualified Participants in accordance with the provisions of Section 3(i).
11.1    TAX PROVISION SELECTION
The Company shall elect under which Tax Provision each Option is Granted in accordance with any applicable Law and its sole discretion – i.e. the Company shall elect, in accordance with applicable Laws, if to Grant Options to Participants under the Capital Gains Tax Track, or under the provisions of Section 3i. The Company shall notify each Participant in the Grant Letter, under which Tax Provision the Options are Granted.
11.2    SECTION 102 TRUSTEE TAX TRACKS
If the Company elects to Grant Options to Participants through (i) the Capital Gains Track Through a Trustee, or (ii) the Income Tax Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each Participant the Allocated Options and the Underlying Shares issued upon exercise of such Options in trust on behalf of each Participant.
The Holding Period for the Options will be as follows:
(A)    The Capital Gains Tax Track Through a Trustee – if the Company elects to Allocate the Options according to the provisions of this track, then the Holding Period will be: (1) 24 months from the date of Allocation; or (2) such period as may be determined in any amendment of Section 102.
(B)    Income Tax Track Through a Trustee – if the Company elects to Allocate Options according to the provisions of this track, then the Holding Period will be (1) 12 months from the date of Allocation; or (2) such period as may be determined in any amendment of Section 102.
Subject to Section 102 and the Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Underlying Shares form the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Rules.
In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options originally Allocated (the "Additional Rights"), all such

Additional Rights shall be Allocated and/or issued to the Trustee for the benefit of Participants, and shall be held by the Trustee for the remainder of the Holding Period applicable to the Options originally Allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.
11.3    INCOME TAX TRACK WITHOUT A TRUSTEE
If the Company elects to Allocate Options to Participants according to the provisions of this track, then the Options will not be subject to a Holding Period. However, upon exercise of Options under this Tax Track, the Trustee shall hold such Underlying Shares for the benefit of the Participant in accordance with the provisions of Section 15 of this Plan.
11.4    CONCURRENT CONDITIONS
The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Options Granted.
11.5    TRUST AGREEMENT
The terms and conditions applicable to the trust relating to the Tax Track selected by the Company, as appropriate, shall be set forth in an agreement signed by the Company and the Trustee (the “Trust Agreement”).
12.    TERM OF SHARES HELD IN TRUST
No Underlying Shares or Additional Rights issued by the Company to the Trustee, shall be held by the Trustee on behalf of the Participant for a period longer than ten (10) years after the end of the Term of the Options. The Administrator shall instruct the Trustee as to the transfer of these Shares.
13.    RIGHTS AS A SHAREHOLDER
Unless otherwise specified in the Plan, a Participant shall not have any rights as a shareholder with respect to Shares issued under this Plan, until such time as the Options are exercised, and the Shares shall be registered in the name of the Participant in the Company’s register of shareholders. After the registration of a Participant as a Shareholder, such rights shall be subject to the provisions of this Plan.
14.    NO SPECIAL EMPLOYMENT RIGHTS
Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or Affiliate or to interfere in any way with the right of the Company or Affiliate, to terminate such employment or service or to increase or decrease the compensation of the Participant.
No Participant shall have any claim or demand with respect to any of the Options, except according to the specific terms of the Grant Letter provided to him or her by the Company.

15.    RESTRICTIONS ON SALE OF OPTIONS AND SHARES
15.1    OPTIONS
Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.
15.2    SHARES
Unless otherwise determined by the Administrator, prior to the Company’s IPO, the Shares may not be sold assigned, transferred, pledged, hypothecated or otherwise disposed of, except as stated below in this Section 15. Any disposition of Underlying Shares carried out by Participants before an IPO, without the Administrator’s prior written approval, shall be null and void.
Unless otherwise determined by the Administrator, any Underlying Shares issued upon exercise of Options, Granted under any of the trustee tax tracks detailed in Section 11 above, will be held by the Trustee until the earlier to occur of a merger or consolidation into another corporation, or an IPO.
15.3    LOCK UP
Notwithstanding the Holding Period, following the Company’s IPO, at the request of the underwriter, the Administrator may determine that the Underlying Shares issued pursuant to the exercise of Options may be subject to a lock-up period of up to180 days, or such longer period of time as may be recommended by the Company’s Board of Directors, during which time Participants shall not be allowed to sell Shares.
16.    VOTING
Until consummation of the Company’s IPO, Shares issued to a Participant (following exercise of the Options) or to the Trustee for the benefit of a Participant, shall be voted by an irrevocable proxy assigned to representatives designated by Board (the “Representative”). Participants shall not receive notices pertaining to the Company’s Shareholders meetings. The Shares shall be voted by the Representative in a manner that does not affect the outcome, without their participation in the vote (i.e. as if they were voted in accordance with the pro-rated distribution of votes).
(A)    The Company’s Board of Directors may, at its discretion, replace the Representative from time to time.
(B)    Shares subject to proxy shall be voted by the Representative on any issue or resolution brought before the shareholders of the Company in accordance with instructions of the Board of Directors of the Company.
(C)    The Grant Letter, which Participants shall sign as a condition to the receipt of the Grant, shall contain the irrevocable proxy wording. Each Participant, upon execution of the irrevocable proxy as specified above, undertakes to hold the

Representative harmless from any and all claims related or connected to said proxy.
(D)    The Representative shall be indemnified and held harmless by the Company against any cost or expense (including attorneys’ fees) reasonably incurred by the Representative, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Shares subject to proxy, unless arising out of the Representative’s own fraud or gross negligence, to the extent permitted by applicable law. In the event the Representative shall have indemnification by virtue of other functions or services he or she performs for the Company or Affiliate (whether by agreement, insurance policy or decision of the appropriate corporate body(ies) of the Company and/or Affiliate) , this indemnification shall be in addition to any such other indemnification.
17.    TAX MATTERS
This Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of the Ordinance, as applicable and any written approval from any relevant Tax Authorities. All tax consequences under any applicable law (other than stamp duty) which may arise from the Grant or Allocation of Options, from the exercise thereof or from the holding or sale of Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant, shall be borne solely by the Participant. The Participant shall indemnify the Company and/or the Trustee and/or Affiliate, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.
If the Company elects to Allocate Options according to the provisions of the Income Tax Track Without a Trustee (Section 11.3 of this Plan), and if prior to the exercise of any and/or all of these Options, such Participant ceases to be an employee, director, or officer of the Company or Affiliate, the Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the Exercise of such Options.
18.    WITHHOLDING TAXES
Whenever an amount with respect to withholding tax relating to Options Granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate and/or the Trustee, the Company and/or an Affiliate and/or the Trustee shall have the right to demand from a Participant such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option, or transferred thereafter, the Company and/or an Affiliate and/or the Trustee shall have the right to require the Participant to remit to the Company and/or to the Affiliate, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto. If such amount is not timely remitted, the Company and/or the Affiliate and/or the Trustee shall have the right to withhold or set-off

(subject to Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.
Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Options and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and/or Underlying Shares may be validly transferred in accordance with Section 22 below, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant were he or she to have survived.
19.    NO TRANSFER OF OPTIONS
The Trustee shall not transfer Options to any third party, including a Participant, except in accordance with instructions received from the Administrator.
20.    MATERIAL BREACH
In an event of a material breach by a Participant of the terms of this Plan or the Grant Letter provided to him or her, and without derogating any of the remedies available to the Company under any applicable law, the Company may, at its sole discretion, after sending a written notice to such Participant, forfeit the right of the Participant to some or all the Options Granted to such Participant.
21.    TRANSFER OF RIGHTS UPON DEATH
No transfer of any right to an Option or Underlying Share issued upon the exercise thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with the following signed and notarized documents:
(A)    A written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee;
(B)    A written consent by the transferee to pay any amounts in connection with the Options and Underlying Shares any payment due according to the provisions of the Plan and otherwise abide by all the terms of the Plan; and
22.    NO RIGHT OF OTHERS TO OPTIONS
Subject to the provisions of the Plan, no person other than the Participant shall have any right with respect to Options Granted to the Participant’s under the Plan.
23.    EXPENSES AND RECEIPTS
The expenses incurred in connection with the administration and implementation of the Plan (including any applicable stamp duty) shall be borne by the Company. Any proceeds received by the Company in connection with the exercise of any Option may be used for general corporate purposes.
24.    REQUIRED APPROVALS
The Plan is subject to the receipt of all approvals required under the Ordinance and the Law.
25.    APPLICABLE LAW
This Plan and all documents delivered or executed by the Company or Affiliate in connection herewith shall be governed by, and construed and administered in accordance with the Law.
26.    TREATMENT OF PARTICIPANTS
There is no obligation for uniformity of treatment of Participants.
27.    NO CONFLICTS
In the event of any conflict between the terms of the Plan and the Grant Letter, the Plan shall prevail, unless the Grant Letter stated specifically that the conflicting provision in the Grant Letter shall prevail.
28.    PARTICIPANT UNDERTAKINGS
By entering into this Plan, the Participant shall (1) agree and acknowledge that he or she have received and read the Plan and the Grant Letter; (2) undertake all the provisions set forth in: Section 3i, or Section 102 (including provisions regarding the applicable Tax Track that the Company has selected) as applicable, the Plan, the Grant Letter and the Trust Agreement (if applicable); and (3) if the Options are Granted under Section 102, the Participant shall undertake that subject to the provisions of Section 102 and the Rules, he or she shall not to sell or release the Underlying Shares from trust before the end of the Holding Period (if any).
***

Trust Agreement
Executed in Tel-Aviv on the 7th day of June 2007
BETWEEN
Kaltura, Inc. (the “Parent Company”)
####
Tel. No. (+) 1-646-862-7757
AND
Kaltura, Ltd. (the “Company”)
Tuval 13, 9th floor, Ramat Gan 52522 Israel
Tel. No. (+)_____________
On the one part
AND
Employees Remuneration Trust Company, (the “Trustee”)
an unlimited company of advocates
of 1 Azrieli Center, Tel Aviv 67021, Israel
Attn. Adv. Herzl Rabanian
Tel. No. (+) 972-3-6074510
Fax No. (+) 972-3-6914164

On the other part

RECITALS

WHEREAS
The Parent Company has adopted on May 3rd , 2007 the "Kaltura Inc. 2007 Israeli Share Option Plan" (the “Plan”) (capitalized terms and herein and not otherwise defined shall have the meanings given to them in the Plan);

WHEREAS	Pursuant to the Plan, the Parent Company from time to time may grant options (“Options”) to employees as defined in Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (respectively: each an “Employee” and collectively “Employees”, “Section 102” and the “Tax Ordinance”);

WHEREAS	According to the Plan the Options may be allotted to a trustee for the benefit of one or more employees designated by the Parent Company (“Designated Employees”) so that the trustee shall hold the Options in trust for such Employees until the end of the holding period, as defined in the Tax Ordinance and the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003 (the “Rules”) and restated in the Plan (the “Holding Period”);

WHEREAS	The Company and the Parent Company wish to appoint the Trustee as the trustee for the Plan and the Trustee has agreed to act as trustee for the Company and its Affiliates (as defined in Section 102) under the terms and conditions set forth herein.
THEREFORE IT IS HEREBY AGREED BETWEEN THE PARTIES AS FOLLOWS:
1.    The Recitals to this Trust Agreement form are an integral part of this Trust Agreement.
2.    In accordance with the Plan, Options shall not be allotted to Employees but shall be allotted to the Trustee for the benefit of one or more Designated Employees and shall be held by the Trustee, subject to the provisions of Section 102 and the Rules, until the end of the applicable Holding Period. Until consummation of the Company’s IPO, Shares issued to the Trustee for the benefit of a Designated Employees, shall be voted by an irrevocable proxy assigned to representative who has been appointed by the Company’s Board of Directors as a representative or any other representative designated by the Board.
3.    Until all taxes have been paid in accordance with Section 7 of the Rules, Options and Shares issuable upon the exercise of such Options (the “Underlying Shares”) may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and Underlying Shares may be validly transferred in a transfer made by will or by laws of descent provided that the transferee thereof shall be subject to the provisions of Section 102 and the

Rules as would have been applicable to the deceased Designated Employees were he or she to have survived.
In the event that any Designated Employee's Options and the Underlying Shares are transferred by will or by laws of descent, the provisions of the Trust Agreement shall apply to the heirs or transferees of such Designated Employees.
4.    Subject to section 7 of the Rules, the Trustee hereby undertakes to hold the Options in trust for the benefit of the Designated Employees until the end of the applicable Holding Period as provided in the Plan and shall continue to hold the Options and the Underlying Shares after the end of the Holding Period until their release at the request of the Designated Employee, subject to this Trust Agreement and the Plan.
5.    Following the applicable Holding Period and applicable vesting period (as set forth in the Grant Letter of such Option) the Designated Employees shall be entitled to exercise the Options allocated on his/her behalf to the Trustee, i.e. pay the Company the exercise price of the Options, pursuant to a procedure that shall be determined by the parties, and instruct the Trustee to hold the Underlying Shares on his/her behalf until the end of the applicable Holding Period and applicable vesting period.
6.    At any time after the end of the applicable Holding Period, subject to Section 7 of the Rules and subject to the provisions of the plan and applicable vesting period (as set forth in the Grant Letter of such Option) the Designated Employee shall be entitled to instruct the Trustee, pursuant to a procedure that shall be determined by the parties, to exercise the Options and/or release and/or sell the Underlying Shares that are held by the Trustee for the benefit of such Designated Employee. The Trustee will comply with the instruction of such Designated Employee, provided that if the Designated Employee instructs the Trustee to transfer (not sell) the Underlying Shares to him/her, the Trustee has received prior to such transfer, an approval from the Tax Authorities confirming that all required taxes according to Section 102 and the Rules have been paid by such Designated Employee. Upon a sale and/or release from trust of the Underlying Shares, the Company shall perform the actual tax withholding in connection with the Options and shall submit to the Tax Authorities 102, 126 and 106 forms, as the case may be.
The Options shall be held by the Trustee until their exercise or their expiration date according to the Plan, whichever shall be earlier; provided, however, that subject to the provisions of Section 7 of the Rules, in no event may the Options or any Underlying Shares be released from the Trust prior to the expiration of the applicable Holding Period. Notwithstanding the above, if the Designated Employee shall instruct the Trustee to sell or transfer from the Trust the Underlying Shares before the end of the applicable Holding Period, then the provisions of Section 7 of the Rules shall be applied.

7.    In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options originally allocated (the "Additional Rights"), all such Additional Rights shall be allocated and/or issued to the Trustee for the benefit of Designated Employees, and shall be held by the Trustee for the remainder of the applicable Holding Period for the Options originally allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track. The provisions of this Trust Agreement shall also apply to the Additional Rights.
8.    The Parent Company undertakes to refrain from allotting Options to any Employee unless such Employee agrees in writing with the Parent Company
(1) to comply with all the provisions set forth in Section 102, the Rules, this Trust Agreement, the Plan and the Grant Letter; and (2) subject to the provisions of Section 102 and the Rules, undertakes not to sell or release the Underlying Shares from trust prior to the expiration of the Holding Period. In addition, the Parent Company undertakes to refrain from allotting Options under Section 102 to (1) service providers which are not Employees and/or (2) any Employee, which is a Control Shareholder as defined in Section 102, and/or (3) any officers (including directors) who receive their payment for services to the Company through their own corporation.
9.    The Parent Company and the Company hereby instruct the Trustee to act, in the event that a matter regarding the actions of the Trustee is not detailed in this Trust Agreement, in accordance with the provisions of the Plan and in the absence of a provision in the Plan, to act in accordance with it’s sole discretion and in any event in accordance with Section 102 and the Rules.
10.    As from the date of this Agreement, so long as Options, Underlying Shares or any other security transferred to the Trustee or registered in the Trustee’s name in accordance with this Agreement are held in Trust, the Company shall pay the Trustee an annual fee of USD 750 plus VAT in addition to hourly fees for work performed in connection with the trust (respectively: “Annual Fees”, “Hourly Fees” and together: “Fees”). Hourly fees shall be: 150$ for legal work and 75$ for administrative work. The Fees shall be paid in NIS according to the representative rate of the USD known on the date of actual payment. Annual Fees shall be paid in advance on January 1st of each year and Hourly Fees on a quarterly basis.
11.    Upon the listing of the shares of the Company for trading on any Exchange, the Company shall appoint another trustee to the Plan, and the required notifications shall be filed by the Company, the Trustee and the newly appointed trustee with the Tax Authorities..
12.    All commissions, expenses taxes and obligatory payments (if applicable) arising from or pertaining to the holding of Shares and/or any Other Security by the Trustee shall be borne by the Company and/or the Parent Company. All commissions and expenses, tax or obligatory payments (if applicable), arising from or in connection with the Options, the exercise of rights to Shares, the transfer of Shares or any Other Security, receipt of dividends and/or exercise of rights shall be borne by the Employees.
13.    The Trustee will not be obliged to carry out any act that may cause the Trustee to incur an out of pocket expense, unless the payment of such expense, by the Company and/or the Parent Company and/or Employees, is guaranteed to the Trustee’s reasonable satisfaction.
14.    The Trustee will not be obliged to hold any Options, Underlying Shares or any Additional Rights in trust after the date of May 2017, unless agreed otherwise by the Company and the Trustee.
15.    The Trustee shall be entitled to resign from its position as trustee at such time as it sees fit by giving 90 days prior written notice to the Parent Company and the Company. Not later than 30 days after the receipt of the notice of resignation, the Company shall appoint another trustee and the required notifications shall be filed by the Company, the Trustee and the newly appointed trustee with the Tax Authorities.
16.    The Company is entitled to terminate this Trust Agreement at such time as it sees fit by giving 90 days prior written notice to the Trustee. The Company shall appoint another trustee and the required notifications shall be filed by the Company, the Trustee and the newly appointed trustee with the Tax Authorities.
17.    The Trustee undertakes to fulfill its duties under this Trust Agreement in good faith. The Trustee shall not be liable for any damage or loss incurred by the Company, the Parent Company its Affiliates or Employees as a result of any action or omission on its part (other than a breach of this Trust Agreement) in connection with this Trust Agreement or the implementation thereof, provided that it acted in good faith.
18.    The Parent Company and the Company shall immediately indemnify the Trustee upon its request, against any loss, damage or expense of any kind (including lawyer’s fees and other expert’s fees) that the Trustee shall incur as a result of or in connection with the performance of its duties pursuant to the terms and provisions of this Trust Agreement or the performance of a trustee’s duties required by law, unless such loss, damage or expense results from the gross negligence, bad faith or willful misconduct of the Trustee. The Parent Company and the Company shall indemnify the Trustee for any payment it shall have to make to the Parent Company or to the Company or any third party including Employees, as a result of a court sentence or a compromise that the Parent Company or/and the Company have agreed to, filed in connection with (directly or indirectly) this Trust Agreement or the Trust services.
19.    The Trustee shall be entitled to consider as true and correct any document it receives, including but not limited to - letters of instructions, notifications,

requests, agreements or confirmations, that appear to be signed by the appropriate entity and/or person and that the Trustee believes in good faith to be true.
20.    This Agreement and all documents delivered or executed in connection herewith shall be governed by, and construed and administered in accordance with Israeli law. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.
Unless notified otherwise by one party to the other, the addresses of the parties shall be as detailed in this Trust Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement on the day and year first above written:

The Parent Company	The Company	The Trustee